Exhibit 99.1

RAPT Therapeutics Reports Fourth Quarter And Year End Financial Results

Company maintains strong cash position of $249.1 million

SOUTH SAN FRANCISCO, Calif. – March 14, 2023 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the fourth quarter and year ended December 31, 2022.

“2022 was an important year of progress, as we advanced both of our two lead programs, RPT193 and FLX475, in inflammatory disease and cancer, respectively,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “This progress has positioned us for future milestones in 2023, including our anticipated initiation of a Phase 2a trial with RPT193 in asthma this quarter and a clinical data update from our ongoing Phase 2 trial of FLX475 in multiple cancer indications, which we are targeting for the second half of this year. For our Phase 2b trial of RPT193 in atopic dermatitis, we now expect topline results in mid-2024 due to recent slower than expected patient enrollment as we did not see the seasonal uptick that we anticipated. Our cash position is strong and we expect it to provide runway into mid-2025, well beyond the expecteddata readout.”

Financial Results for the Fourth Quarter and Year Ended December 31, 2022

Fourth Quarter Ended December 31, 2022

Net loss for the fourth quarter of 2022 was $23.0 million, compared to $17.9 million for the fourth quarter of 2021.

Research and development expenses for the fourth quarter of 2022 were $19.5 million, compared to $14.3 million for the same period in 2021. The increase in research and development expenses was primarily due to higher development costs related to RPT193 and FLX475, personnel and stock-based compensation expense.

General and administrative expenses for the fourth quarter of 2022 were $5.0 million, compared to $4.5 million for the same period in 2021. The increase in general and administrative expenses was primarily due to increases in expenses for personnel, stock-based compensation and facilities, partially offset by a decrease in professional services.

Year Ended December 31, 2022

Net loss for the year ended December 31, 2022 was $83.8 million, compared to $69.2 million in 2021.

Research and development expenses for the year ended December 31, 2022 were $67.1 million, compared to $57.0 million in 2021. The increase in research and development expenses was primarily due to higher development costs related to RPT193 and increases in expenses for early-stage programs, personnel and laboratory supplies, partially offset by decreases in development costs related to FLX475, facilities costs and stock-based compensation expense.

General and administrative expenses for the year ended December 31, 2022 were $20.2 million, compared to $16.0 million in 2021. The increase in general and administrative expenses was primarily due to increases in expenses for professional services, personnel, stock-based compensation and facilities.

As of December 31, 2022, the Company had cash, cash equivalents and marketable securities of $249.1 million. In December 2022, we completed an underwritten public offering of 4,338,104 shares of common stock and received approximately $75.0 million in net proceeds, after deducting underwriting discounts and other offering-related costs.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, RPT193 and FLX475, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “could,” “expect,” “look forward,” “plan,” “target,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of initiation and completion of, and results from, clinical trials of RPT193 and FLX475 and our cash runaway. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval, clinical trial site activation or enrollment rates that are lower than expected, including recent lower than expected enrollment in our Phase 2b clinical trial of RPT193 in AD, unanticipated or greater than anticipated impacts or delays due to macroeconomic conditions (including the long-term impacts of the COVID-19 pandemic, the conflict between Russia and Ukraine, inflation, rising interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2022	2021	2022	2021
Revenue	$—	$756	$1,527	$3,813
Operating expenses:
Research and development	19,454	14,299	67,082	56,985
General and administrative	4,977	4,491	20,240	16,037
Total operating expenses	24,431	18,790	87,322	73,022
Loss from operations	(24,431)	(18,034)	(85,795)	(69,209)
Other income, net	1,480	105	1,957	5
Net loss	$(22,951)	$(17,929)	$(83,838)	$(69,204)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(88)	(23)	627	258
Unrealized gain (loss) on marketable securities	515	(228)	(447)	(287)
Total comprehensive loss	$(22,524)	$(18,180)	$(83,658)	$(69,233)
Net loss per share, basic and diluted	$(0.64)	$(0.61)	$(2.58)	$(2.53)
Weighted average number of shares used in computing net loss per share, basic and diluted	35,689,363	29,539,031	32,540,406	27,390,326

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2022	December 31, 2021
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$38,946	$24,027
Marketable securities	210,122	165,627
Prepaid expenses and other current assets	3,626	3,319
Total current assets	252,694	192,973
Property and equipment, net	2,539	2,741
Operating lease right-of-use assets	6,940	—
Other assets	4,036	2,922
Total assets	$266,209	$198,636
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,365	$1,999
Accrued expenses	8,656	6,326
Deferred revenue, current	—	1,016
Operating lease liabilities, current	2,171	—
Other current liabilities	32	254
Total current liabilities	14,224	9,595
Deferred revenue, non-current	—	511
Deferred rent, net of current portion	—	2,150
Operating lease liabilities, non-current	6,819	—
Total liabilities	21,043	12,256
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	613,073	470,629
Accumulated other comprehensive loss	(26)	(206)
Accumulated deficit	(367,884)	(284,046)
Total stockholders’ equity	245,166	186,380
Total liabilities and stockholders’ equity	$266,209	$198,636

(1)
The consolidated balance sheet for December 31, 2021 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.